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EXHIBIT 99.1

NEWS RELEASE

     SM&A changes name, promotes COO Piraino to CEO

NEWPORT BEACH, Calif., May 4 (Reuters) - Software developer SM&A Corp. said on Thursday it had changed its name to Emergent Information Technologies Inc. to reflect its focus as a provider of information technology services and software development for telecommunications and health care.

It said its stock symbol had been changed to EITI (Nasdaq:EITI - news) from WINS
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(NasdaqNM:WINS - news).
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The company also announced that Michael Piraino, its president and chief operating officer, had been promoted to the post of chief executive. Ajay Patel was named COO. Steven Myers will step down from the CEO post but will remain chairman of the board, it said.

The company said it believes its new corporate focus will further reduce its reliance on the aerospace and defence sector.

Separately, Emergent announced first quarter net income of $663,000, or 4 cents per diluted share, on revenues of $31.6 million, A year earlier it earned $2.3 million, or 14 cents a share, on revenues of $25.3 million.

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